Exhibit 3.1

Exhibit 3.1

Certificate of Designation For Nevada Profit Corporations

(Pursuant to NRS 78.1955)

1.       Name of corporation:

ROI Land Investments Ltd.

2.        By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

Series A Preferred:

That a new Series A of the Company's authorized but unissued Preferred Stock, $0.0001 par value per share, be established, and that 200,000 shares of the Company's authorized but unissued Preferred Stock be designated as Series A Preferred Stock (the "Series A Preferred Shares"), such Series A Preferred Shares to have the same the same rights, qualifications, preferences, limitations and terms, and precisely the same features and characteristics, as the Company's Series A Common Stock, $0.0001 par value per share, with the sole exception that each of the Series A Preferred Shares shall cast one hundred and fifty (150) votes per share for the election of directors and for any other matter to be voted upon by the holders of the Common Stock of the Company.

3.       Effective date of filing: (optional)

4.        Signature: (required)

X

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Signature of Officer